EXHIBIT 11(A)

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                  -----------------------------------------

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment to the Registration Statement on Form N-1A (the "Registration Statement") of Principal Preservation Portfolios, Inc. of our report, dated January 17, 1997, relating to the financial statements and financial highlights of the Registrant's Cash Reserve Portfolio (the "Portfolio") appearing in the December 31, 1996 Annual Report to Shareholders of the Portfolio. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Counsel and Independent Public Accountants" and "Experts" in the Statement of Additional Information.

ARTHUR ANDERSEN LLP




Milwaukee, Wisconsin
April 29, 1997